News Release

Contact:
Angie Yang
SVP, Investor Relations
213-251-2219
angie.yang@BBCNbank.com

BBCN BANCORP INCREASES QUARTERLY CASH DIVIDEND TO $0.11 PER SHARE

-- Third Consecutive Annual Increase --

LOS ANGELES - July 20, 2015 - BBCN Bancorp, Inc. (NASDAQ: BBCN) today announced that its Board of Directors approved a 10% increase in the quarterly cash dividend to $0.11 per share from $0.10 per share. The dividend is payable on or about August 14, 2015 to all stockholders of record as of the close of business on July 31, 2015.

“We are pleased to announce our third consecutive annual increase in our cash dividend per share, underscoring our Board’s commitment to enhancing shareholder returns,” said Chairman and Chief Executive Officer Kevin S. Kim. “We are in the midst of exciting times at BBCN with the launch of several new business lines underway. This dividend increase is an affirmation of our Board’s confidence in the long term growth prospects of the Company and is supported by our history of consistent financial performance quarter after quarter.”

Investor Conference Call

The Company will host an investor conference call on Tuesday, July 21, 2015 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review financial results for the 2015 second quarter. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international), and asking for the “BBCN Bancorp Call.” Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of BBCN Bancorp’s website at www.BBCNbank.com. After the live webcast, a replay will remain available in the Investor Relations section of BBCN Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through July 28, 2015, replay access code 10068287.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $7.3 billion in assets as of June 30, 2015. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 50 branches in California, New York, New Jersey, Illinois, Washington and Virginia; eight loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California, Annandale, Virginia, Portland, Oregon and Fremont, California; and a representative office in Seoul, Korea. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

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